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Exhibit 99.1

November 29, 2010

To All Extreme Green Technologies, Inc. Shareholders

Re: BookMerge/.Extreme Green Stock Exchange

Dear Extreme Green Shareholder:

Extreme Green Technologies, Inc. (EGT) has had significant financial issues over the last two years during the economic crisis. However, we are continuing our efforts to turn this business into a profitable company. As part of that strategy, the Board and the majority shareholders have decided to take the company public. This will allow EGT to raise additional needed capital and provide our current shareholders with an exit strategy by selling their shares on the public market.

We are in the process of moving EGT into an existing company currently known as BookMerge Technologies, Inc. (OTCQB:BRKM). BookMerge is a fully reporting bulletin board company you can see on any stock quote website under BRKM.

Considering the valuations of the companies, we were able to negotiate a share exchange whereby EGT shareholders can trade 2 shares of EGT restricted common stock for 1 share of BookMerge restricted common stock.  The BookMerge common stock will be restricted for a minimum of 6 months and up to 12 months from date of issuance of the BookMerge Stock Certificate. That issuance is expected within the next 45 days. In order to comply with SEC regulations for the stock exchange, we need the following:

1.

Your EGT Common Stock Certificate;

2.

Your original signature at the bottom of this letter; and

3.

Return the EGT Common Stock Certificate and this original letter with the signatures (keep copies for your records) to Extreme Green Technologies at 1560 N. Maple St., Corona, CA 92880, Attn: Rick Carter.

As you have probably surmised by now, there is no value or market for the EGT common stock other than the pending merger. There will also be no future value or market for the EGT common stock. If you decide to keep your EGT common stock, you have no potential recovery of any of your investment or any potential profit.

In order to expedite issuance of the BookMerge Stock Certificates for all of the EGT shareholders, we ask that you forward the EGT Stock Certificate and signed letter to us as soon as possible. The sooner we can receive these documents, the sooner we can issue the BookMerge Stock Certificates. Which, in turn, starts the time running on the restriction and the sooner you can trade your shares on the market.

Please feel free to contact us if you have any questions.

Sincerely,

Extreme Green Technologies, Inc.

/s/ Richard B. Carter

Richard B. Carter

CFO/General Counsel

1560 N. Maple St., Corona, CA  92880

Tel. 951.734.5344 Fax. 951.734.5357

www.ExtremeBiodiesel.com

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I hereby agree to trade all my Extreme Green Technologies, Inc. restricted common stock shares evidenced by my Stock Certificate in exchange for shares of BookMerge Technologies, Inc. restricted common stock. I understand that the ratio for the exchange is two (2) shares of Extreme Green Technologies Inc. restricted common stock for one (1) share of BookMerge Technologies, Inc. (OTCQB:BRKM) restricted common stock.

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Signature of Authorized EGT Common Stock Holder

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Printed Name on EGT Stock Certificate

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Date

1560 N. Maple St., Corona, CA  92880

Tel. 951.734.5344 Fax. 951.734.5357

www.ExtremeBiodiesel.com

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